Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53923) pertaining to the Lehman Brothers Savings Plan (the “Plan”) of Lehman Brothers Holdings Inc. of our report dated June 26, 2007, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
June 28, 2007